
                                                         EXHIBIT (12)

                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        ---------------------------------------------
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      -------------------------------------------------

Amounts in millions

                                                                                                            Three Months Ended
                                                                    Years Ended June 30                        September 30
                                                    -----------------------------------------------------  --------------------

                                                      2001       2002       2003       2004       2005       2004       2005
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS, AS DEFINED
  Earnings from operations before income taxes
    and before adjustments for minority interests
    in consolidated subsidiaries and after
    eliminating undistributed earnings of equity
    method investees                                 $ 4,098    $ 5,837    $ 7,219    $ 9,010    $ 9,954    $ 2,768    $ 2,897

  Fixed charges (excluding capitalized interest)         872        687        657        719        924        204        242
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

    TOTAL EARNINGS, AS DEFINED                       $ 4,970    $ 6,524    $ 7,876    $ 9,729    $10,878    $ 2,972    $ 3,139
                                                    =========  =========  =========  =========  =========  =========  =========


FIXED CHARGES, AS DEFINED
  Interest expense (including capitalized interest)  $   794    $   603    $   561    $   629    $   869   $    191    $   228
  1/3 of rental expense                                   78         84         96         90         90         23         23
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

    TOTAL FIXED CHARGES, AS DEFINED                  $   872    $   687    $   657    $   719    $   959    $   214    $   251
                                                    =========  =========  =========  =========  =========  =========  =========

    RATIO OF EARNINGS TO FIXED CHARGES                  5.7x       9.5x      12.0x      13.5x      11.3x      13.9x      12.5x